SCHEDULE OF COMMISSIONS

A.  For Policies issued with a register date September 20, 1978 or before:

Policy Year                                        Percent of Annualized Premium

1st                                                             40%
2nd                                                             10%
3rd through 10th                                                 8%
11th and later (service fees)                                    2%

B. For annual premium Policies issued with a register date September 21, 1978 or after:

Policy Year                                        Percent of Annualized Premium

1st                                                             50%
2nd                                                             10%
3rd through 5th                                                  8%
6th through 10th                                                 5%
11th and later (service fees)                                    2%

C.  For single premium Policies: 3%.

1. For servicing life insurance policies and annuity contracts (including Policies) issued by Equitable for which there is no soliciting agent assigned, Equitable may compensate its agents who have met production and persistency standard specified by it through participation in a service compensation pool. The operation of the pool and participation therein by agents will be governed solely by rules established by Equitable. Subject to minimum funding requirements established by Equitable. Equitable will fund the pool by transferring into it from time to time amounts equal to 1-1/2% of the renewal premiums paid under life insurance policies and annuity contracts (including Policies) issued by Equitable for which there is no soliciting agent assigned.

2. Equitable may pay its soliciting agents who have met production and persistency standards specified by it an additional 5% of the renewal premiums paid under Policies for the 4th Policy year.

3. Equitable may pay its soliciting agents who have met production standards specified by it an additional 1% of the renewal premiums paid under Policies for each Policy year after the 10th Policy year.